SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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Filed by a Party other than the Registrant [   ]

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[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

Vans, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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15700 Shoemaker Avenue
Santa Fe Springs, California 90670-5515

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

October 28, 2003

Dear Stockholder:

      The 2003 Annual Meeting of Stockholders of Vans, Inc., a Delaware corporation (“Vans”), will be held on Tuesday, October 28, 2003, at 10:00 a.m., Pacific Time, at the Sheraton Cerritos Hotel, 12725 Center Court Drive, Cerritos, California, for the following purposes:

1.	To elect nine directors to serve for the ensuing year and until their successors are duly elected and qualified;

2.	Consider a non-binding resolution to re-ratify and re-approve the Vans, Inc. Stockholder Rights Plan which was ratified and approved at the 1994 Annual Meeting and re-ratified and re-approved at the 1997 and 2000 Annual Meetings; and

3.	To ratify the appointment of KPMG LLP as the Company’s independent auditors for fiscal 2003; and

4.	To transact such other business as may be properly brought before the Annual Meeting or any adjournment thereof.

      In accordance with Vans’ Restated By-Laws, the Board of Directors has fixed the close of business on September 2, 2003, as the record date for the purpose of determining stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment or adjournments thereof. The stock transfer books will not be closed.

      A list of the stockholders entitled to vote at the Annual Meeting may be examined at our executive offices, located at 15700 Shoemaker Avenue, Santa Fe Springs, California, during the 10-day period preceding the Annual Meeting.

      YOUR VOTE IS VERY IMPORTANT. Therefore, whether or not you plan to attend the Annual Meeting in person, please sign and return the enclosed proxy in the envelope provided. You also may vote your proxy by either calling the 800 number or via the website shown on your proxy card. If you attend the Annual Meeting and desire to vote in person, you may do so even though you have previously sent a proxy.

By Order of the Board of Directors,

Craig E. Gosselin
Vice President, General Counsel,
and Corporate Secretary

September      , 2003

Santa Fe Springs, California

INFORMATION RELATING TO VOTING AT THE ANNUAL MEETING
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
EXECUTIVE COMPENSATION AND OTHER INFORMATION
Summary Compensation Table
Option/SAR Grants in Last Fiscal Year
Deferred Compensation Plan
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
General
Compensation Policies Toward Executive Officers
Relationship of Company Performance to Executive Compensation
CEO Compensation
Certain Tax Considerations
AUDIT COMMITTEE REPORT
PERFORMANCE GRAPH
EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL ARRANGEMENTS WITH NAMED EXECUTIVE OFFICERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSAL 2 RE-RATIFICATION AND RE-APPROVAL OF THE VANS, INC. STOCKHOLDER RIGHTS PLAN
INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON
STOCKHOLDER PROPOSALS
OTHER REPORTS
EXHIBIT A
CHARTER OF THE AUDIT COMMITTEE OF VANS, INC.

15700 Shoemaker Avenue
Santa Fe Springs, California 90670-5515

PROXY STATEMENT

INFORMATION RELATING TO VOTING AT THE ANNUAL MEETING

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Vans, Inc., a Delaware corporation (“Vans”), for use at our Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, October 28, 2003, and at any adjournment thereof. The approximate date of mailing of this Proxy Statement and the accompanying proxy card is September      , 2003.

      The Board of Directors of Vans has selected September 2, 2003, as the record date for the Annual Meeting. Only those stockholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting. We had a total of                      shares of $.001 par value common stock (the “Common Stock”) outstanding at September 2, 2003. The Common Stock is the only outstanding class of voting securities of Vans. Stockholders will be entitled to one vote for each share of stock held by them of record at the close of business on the record date on any matter that may be presented for consideration and action by the stockholders at the Annual Meeting. Stockholders are not entitled to cumulate their votes and have no rights of appraisal with respect to the proposals described herein.

      All valid proxies received in response to this solicitation will be voted in accordance with the instructions indicated thereon by the stockholders giving such proxies. If no contrary instructions are given, proxies received will be voted in favor of the election of the director nominees named in this Proxy Statement and in favor of the other proposals described herein. Proxies solicited hereby may be voted for adjournment of the Annual Meeting (whether or not a quorum is present for the transaction of business) in order to permit further solicitation of proxies if the Board of Directors determines that such adjournment would be advisable in order to obtain sufficient votes for approval of the matters to be voted upon at the Annual Meeting.

      The Board of Directors does not know of any other business to be presented for action at the Annual Meeting. If any other business is properly presented at the Annual Meeting and may properly be voted upon, the proxies solicited hereby will be voted on such matters in accordance with the best judgment of the proxy holders named in such proxies. A stockholder’s proxy may be revoked at any time before it is voted at the Annual Meeting by giving written notice of such revocation to our Corporate Secretary (which notice may be given by the filing of a duly executed proxy bearing a later date) or by attending the Annual Meeting and voting in person.

      The costs of this proxy solicitation will be paid by us. To the extent necessary, proxies may also be solicited by our employees in person, by telephone, or through other forms of communication. Vans employees who participate in this solicitation will not receive any additional compensation for such solicitation. We have not retained the services of anyone else to assist us in the solicitation of proxies.

      Vans will request record holders of shares beneficially owned by others to forward this Proxy Statement and related materials to the beneficial owners of such shares and will reimburse such record holders for their reasonable expenses incurred in doing so.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

      The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of September 2, 2003: (i) by each person who is known by us to own beneficially more than 5% of our Common Stock; (ii) by each director and director nominee; (iii) by the current and former executive officers named in the Summary Compensation Table set forth under the caption “Executive Compensation and Other Information;” and (iv) by all of our current directors and executive officers.

	Amount and Nature
	of Beneficial		Percent
Name	Ownership(1)		of Class

Wellington Management Company, LLP	1,993,340	(2)		%
75 State Street
Boston, MA 02109
Alliance Capital Management L.P.	1,548,250	(3)		%
c/o Axa Financial, Inc.
1290 Avenue of the Americas
New York, NY 10104
Vanguard Explorer Fund	1,449,040	(4)		%
100 Vanguard Boulevard
Malvern, PA 19355
Capital Group International, Inc.	1,428,120	(5)		%
and Capital Guardian Trust Company
11100 Santa Monica Boulevard
Los Angeles, CA 90025
Olstein & Associates, LP	1,257,100	(6)		%
and the Olstein Funds
4 Manhattanville Road
Purchase, NY 10577
Dimensional Fund Advisors	1,107,094	(7)		%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401
Wentworth, Hauser & Violich	901,185	(8)		%
801 Second Avenue, Suite 1600
Seattle, WA 98104
Walter E. Schoenfeld	201,276	(9)
Gary H. Schoenfeld	447,465	(10)		%
Wilbur J. Fix	51,334	(11)	*
James R. Sulat	34,334	(12)	*
Kathleen M. Gardarian	41,501	(13)	*
Lisa M. Douglas	19,334	(14)	*
Gerald Grinstein	26,834	(15)	*
Charles G. Armstrong	35,334	(16)	*
Leonard R. Wilkens	28,034	(17)	*
Andrew J. Greenebaum	10,000	(18)	*
Arthur I. Carver	755	(19)	*
Robert L. Nagel	-0-	(20)	*
Stephen M. Murray	59,459	(21)	*
Craig E. Gosselin	69,406	(22)	*
All current directors and executive officers as a group (22 persons)	1,179,581	(23)		%

*	Represents beneficial ownership of less than 1%.

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “Commission”) and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Percentage of beneficial ownership is based on shares of Common Stock outstanding as of September 2, 2003, plus shares deemed outstanding pursuant to Rule 13d — 3(d)(1) under the Securities Exchange Act of 1934, as amended.

(2)	Information based on a Schedule 13G filed by Wellington Management Company, LLP (“WMC”), dated February 14, 2003, in which WMC indicated that it acts as investment adviser to clients who have the right to receive, or the power to direct the receipt, of dividends from, or the proceeds from the sale of these shares.

(3)	Information based on a Schedule 13G filed by AXA Assurances I.A.R.D. Mutuelle, AXA Conseil Assurance Mutuelle, AXA, and AXA Financial, Inc., dated February 12, 2003. According to the Schedule, Alliance Capital Management L.P. is a subsidiary of AXA Financial, Inc. and beneficially owns these shares through its services as an investment adviser to third party client accounts.

(4)	Information based on a Schedule 13G filed by Vanguard Explorer Fund, dated February 12, 2003.

(5)	Information based on an Amendment to Schedule 13G filed by Capital Group International, Inc. (“CGII”) and Capital Guardian Trust Company (“CGTC”), dated February 10, 2003, which indicates that CGII is the parent holding company of CGTC, which is the investment manager of various institutional accounts that beneficially owns these shares.

(6)	Information based on a Schedule 13G filed by Olstein & Associates, L.P. (“Olstein”) and the Olstein Funds (the “Funds”), dated February 14, 2003, which indicates that Olstein furnishes investment advice to the Funds and possesses voting and/or investment power with respect to these shares. The shares are owned by the Funds.

(7)	Information based on an amendment to Schedule 13G filed by Dimensional Fund Advisors Inc. (“Dimensional”), dated February 3, 2003. The Schedule indicates that Dimensional provides investment advices to four funds, which owns these shares. Dimensional possesses voting and/or investment power over the shares.

(8)	Information based on a Schedule 13G filed by Wentworth, Hauser & Violich (“Wentworth”) and Laird Norton Financial Group (“LNFG”), dated February 11, 2003, which indicates that LNFG is the parent of Wentworth and Wentworth acts as investment adviser to certain persons who beneficially own these shares.

(9)	Includes 10,000 shares of Common Stock that are subject to stock options which are exercisable within 60 days of September 3, 2003.

(10)	Includes 295,321 shares of Common Stock that are subject to stock options which are exercisable within 60 days of September 2, 2003. Excludes 204,159 shares of Common Stock that are subject to the same stock options which are not exercisable within 60 days of September 2, 2003, and 67,856 shares of restricted stock which are subject to restrictions on transfer.

(11)	Includes 39,334 shares of Common Stock that are subject to stock options which are exercisable within 60 days of September 2, 2003. Excludes 9,999 shares of Common Stock that are subject to the same stock options which are not exercisable within 60 days of September 2, 2003.

(12)	Represents shares of Common Stock that are subject to stock options which are exercisable within 60 days of September 2, 2003. Excludes 9,999 shares of Common Stock that are subject to the same stock options which are not exercisable within 60 days of September 2, 2003.

(13)	Includes 38,501 shares of Common Stock that are subject to stock options which are exercisable within 60 days of September 2, 2003. Excludes 9,999 shares of Common Stock that are subject to the same stock options which are not exercisable within 60 days of September 2, 2003.

(14)	Represents shares of Common Stock that are subject to stock options which are exercisable within 60 days of September 2, 2003. Excludes 9,999 shares of Common Stock that are subject to the same stock options which are not exercisable within 60 days of September 2, 2003.

(15)	Represents shares of Common Stock that are subject to stock options which are exercisable within 60 days of September 2, 2003. Excludes 9,999 shares of Common Stock that are subject to the same stock options which are not exercisable within 60 days of September 2, 2003.

(16)	Includes 26,834 shares of Common Stock that are subject to stock options which are exercisable within 60 days of September 2, 2003. Excludes 9,999 shares of Common Stock that we subject to the same stock options which are not exercisable within 60 days of September 2, 2003.

(17)	Includes 25,167 shares of Common Stock that are subject to stock options which are exercisable within 60 days of September 2, 2003. Excludes 9,999 shares of Common Stock that are subject to the same stock options which are not exercisable within 60 days of September 2, 2003.

(18)	Represents shares of Common Stock that are subject to stock options which are exercisable within 60 days of September 2, 2003. Excludes 50,000 shares of Common Stock that are subject to the same stock options which are not exercisable within 60 days of September 2, 2003.

(19)	Mr. Carver resigned from Vans as of May 31, 2003.

(20)	Mr. Nagel resigned from Vans as of May 31, 2003.

(21)	Represents shares that are subject to stock options which are exercisable within 60 days of September 2, 2003. Excludes 120,360 shares of Common Stock that are subject to the same stock options which are not exercisable within 60 days of September 2, 2003.

(22)	Represents shares that are subject to stock options which are exercisable within 60 days of September 2, 2003. Excludes 74,458 shares of Common Stock that are subject to the same stock options which are not exercisable within 60 days of September 2, 2003.

(23)	Includes 798,494 shares that are subject to stock options which are exercisable within 60 days of September 2, 2003, and vested restricted stock awards, held by the current executive officers and directors of Vans. Excludes shares and options held by Arthur I. Carver and Robert L. Nagel who each resigned from Vans effective as of May 31, 2003.

PROPOSAL 1

ELECTION OF DIRECTORS

      Vans’ Restated By-laws provide for no less than five and no more than 11 directors, as determined from time to time by the Board. The Board has fixed the number of directors at nine. The Restated By-laws currently provide that the directors shall be elected annually.

      Set forth below are the names of the persons nominated by the Board of Directors for election as directors at the Annual Meeting, together with their ages, principal occupations and business experience during the last five years, present directorships and the year each first became a director of Vans. All of the nominees are presently directors. If any nominees are unable to serve as a director, the person or persons voting the proxies solicited hereby will select another nominee in his or her place. We have no reason to believe that any of the nominees will be unable or unwilling to serve if elected. The vote of a plurality of the total votes cast in person or by proxy at the Annual Meeting is required to elect each of the nominees. Pursuant to the Restated By-laws, abstentions and broker non-votes will not be deemed votes cast.

			First
			Became
Nominees for Election	Age	Position Held in the Company	a Director

Walter E. Schoenfeld	72	Director and Chairman of the Board	1991
Gary H. Schoenfeld	40	Director; President and Chief Executive Officer	1995
Charles G. Armstrong	61	Director	1998
Lisa M. Douglas	43	Director	1995
Wilbur J. Fix	75	Director	1993
Kathleen M. Gardarian	57	Director	1994
Gerald Grinstein	71	Director	1998
James R. Sulat	53	Director	1994
Leonard R. Wilkens	65	Director	1998

      WALTER E. SCHOENFELD has served as a director since August 1991 and has served as our Chairman of the Board since July 1996. He served as our Chief Executive Officer from May 1995 to February 1997 and was President from May 1995 to July 1996. He previously held the positions of President and Chief Executive Officer of Vans from July 1993 to September 1994. From April 1993 to July 1993, he served as our Acting President and Chief Executive Officer. Mr. Schoenfeld was a Vice Chairman of the Board of Vans from March 1993 to July 1996. Mr. Schoenfeld has served as Chairman of the Board of Schoenfeld Group Ltd., a private consulting and investment company, since 1987, and was Chairman of the Board of Access Long Distance Telephone Company from 1991 to January 1998. From 1976 to 1982 he was a General and Limited Partner of the Seattle Mariners Baseball Club. From 1968 to 1978, he was a Vice President of the parent company of the Seattle SuperSonics basketball team. Mr. Schoenfeld is the father of Gary H. Schoenfeld, a director, President and the Chief Executive Officer of Vans. Mr. Schoenfeld received a B.B.A. from the University of Washington.

      GARY H. SCHOENFELD has served as a director since November 1995. He became President in July 1996 and Chief Executive Officer in February 1997. He served as our Chief Operating Officer from September 1995 to February 1997. Prior to joining Vans, Mr. Schoenfeld was a partner of McCown De Leeuw & Co., a venture banking firm. Mr. Schoenfeld is a director of 24 Hour Fitness Worldwide, Inc., and is Chairman of the Stanford University Graduate School of Business Management Board and Chairman of the Chapman University Board of Governors. Mr. Schoenfeld is the son of Walter E. Schoenfeld, our Chairman of the Board. Mr. Schoenfeld received a B.A. from the University of California at Los Angeles and an M.B.A. from Stanford University.

      CHARLES G. ARMSTRONG has served as a director of Vans since September 1998. Mr. Armstrong has been the President and Chief Operating Officer of the Seattle Mariners Baseball Club since July 1992. He was President of the Mariners from 1983 to 1989, and was Interim Athletic Director for the University of Washington in 1991. During his involvement with Major League Baseball, Mr. Armstrong has served on a number of committees for the American League and the Major League Baseball Commissioner’s Office; he currently serves on the MLB Enterprises Board of Directors, the International Committee, the Minor League Restructuring Committee, and the Revenue Sharing Definitions Committee. He also is a member of the Board of Directors of the Seattle Space Needle Corporation. Mr. Armstrong received a B.S. in Industrial Engineering from Purdue University, and a J.D. from Stanford University Law School.

      LISA M. DOUGLAS has served as a director of Vans since November 1995. Ms. Douglas is President of Nufitness Corporation, a producer of fitness and wellness-related television and multimedia programs. Prior to founding Nufitness in 1991, Ms. Douglas was Director of Corporate Sales for Koala Blue, a women’s sportswear manufacturer. Ms. Douglas currently serves on the Board of the Douglas Family Foundation, and formerly served as a member of the Board and the Steering Committee of the Associates of Cedars-Sinai Medical Center. Ms. Douglas received a B.S. from the University of Minnesota and a Masters in Exercise Physiology from California State University, Northridge.

      WILBUR J. FIX has served as a director of Vans since February 1993. He has been the Chairman of the Fix Management Group, a private consulting and investment company, since 1994. From 1995 to January 1998 he was Vice Chairman of Access Long Distance Telephone Company. From 1980 to 1993, Mr. Fix was Chairman of the Board and Chief Executive Officer of The Bon Marche, a Seattle-based chain of department stores which was acquired by Campeau Corporation in 1986. Mr. Fix ultimately became Senior Vice President of Allied Stores Corporation, the parent company of The Bon Marche, and a member of the Boards of Directors of Allied Stores and Federated Stores. Mr. Fix is a member of the Board of Directors of Building Materials Holding Corporation, a publicly traded corporation. He is on the Advisory Board of the Corporate Council for the Arts in Seattle, and the Advisory Board of the College of the Desert Retail Council. Mr. Fix received a B.A. from the University of Washington.

      KATHLEEN M. GARDARIAN has served as a director of Vans since December 1994. She is the founder and Chief Executive Officer of Qualis International, Inc., a Rancho Santa Margarita, California-based sales and distribution company. Ms. Gardarian is a founding Trustee and Board member of the World Business Academy, and serves on the Boards of the State of the World Forum, the Woman’s Leadership Board at the JFK School of Government at Harvard University, and The Institute of Transpersonal Psychology. Ms. Gardarian received a B.A. from the University of California at Los Angeles.

      GERALD GRINSTEIN has served as a director of Vans since June 1998. Mr. Grinstein served as non-executive Chairman of the Board of Agilent Technologies from August 1999 to November 2002, was non-executive Chairman of the Board of Delta Airlines from August 1997 to October 1999, and serves on the Boards of Delta Airlines, PACCAR, Inc. and The Brinks Company. He is a principal of Madrona Investment Group, LLC, and a strategic advisor to Madrona Venture Fund I. From 1991 to 1995, he was Chairman and Chief Executive Officer of Burlington Northern Inc. and Burlington Northern Railroad Company, where he oversaw the acquisition of Santa Fe Pacific Corp.

      JAMES R. SULAT has served as a director of Vans since October 1994. He became Senior Executive Vice President of Moore Wallace, Incorporated in June 2003. Previously, he was Chief Financial Officer of Chiron Corporation from April 1998 to June 2003. Prior to joining Chiron, Mr. Sulat was Chief Financial Officer of Stanford Health Services, a not-for-profit health care provider which operates the Stanford University hospital and clinic from 1993 to March 1998. Mr. Sulat received a B.S. from Yale University and an M.B.A. and M.S. from Stanford University.

      LEONARD R. WILKENS has served as a director of Vans since September 1998. Mr. Wilkens was head coach of the Toronto Raptors basketball team from 2000 to 2003. He was previously head coach of the Atlanta Hawks and the Cleveland Cavaliers. Mr. Wilkens has coached in the National Basketball Association for 27 years and is the winningest coach in the history of the NBA. He also served as coach of the Dream Team of the 1996 Atlanta Olympic Games. He formerly served as Vice President of the NBA Players Association and is currently President of the NBA Coaches Association. Mr. Wilkens has been elected to the NBA Hall of Fame as both player and coach. He is a graduate of Providence College with a Degree in Economics and has an Honorary Doctorate in Humanities from both Providence College and Seattle University. Mr. Wilkens serves on the Board of Trustees of Providence College and also serves on the Board of the Atlanta Center for Children and the Odessa Brown Children’s Clinic.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ABOVE NOMINEES TO THE BOARD.

      Board Committees. Our Board of Directors has an Executive Committee, which reviews the operations of Vans as required and which may exercise the authority of the Board between Board meetings except as limited by Delaware law; a Compensation Committee, which reviews salaries and bonuses for officers and employees and administers our stock option and other compensation plans; an Audit Committee, which reviews and approves our external and internal auditors, approves all audit and audit-related fees, reviews the results and scope of the audit and other services provided by our independent auditors, monitors and oversees our internal controls and financial reporting processes, and determines our investment policies; a Corporate Governance Committee, which is responsible for our corporate governance policies and the administration of our Code of Ethics; and a Nominating Committee, which considers and recommends appropriate candidates for the Board. The Nominating Committee does not, at this time, consider nominees for the Board recommended by stockholders.

      The members of the Executive Committee are Walter E. Schoenfeld, Chairman, Gary H. Schoenfeld, Gerald Grinstein, and Charles G. Armstrong. The Executive Committee met two times during fiscal 2003. The members of the Compensation Committee are Wilbur J. Fix, Chairman, Lisa M. Douglas, Kathleen M. Gardarian, and Leonard R. Wilkens. The Compensation Committee met three times during fiscal 2003. The members of the Audit Committee are James R. Sulat, Chairman, Charles G. Armstrong, and Wilbur J. Fix, all of whom are “independent,” as defined in the rules of the Nasdaq Stock Market, Inc. and under Section 301 of the Sarbanes-Oxley Act of 2002. Mr. Sulat has been designated by the Board as the Audit Committee “financial expert” under such Act, in part due to the substantial experience he has in finance and accounting matters as described in his biography on page 6. The Audit Committee met six times during fiscal 2003. The members of the Nominating Committee are Lisa M. Douglas, Chairperson, and Leonard R. Wilkens. The Nominating Committee met one time during fiscal 2003. The members of the Corporate Governance Committee are Gerald Grinstein, Wilbur J. Fix, and James R. Sulat. The Corporate Governance Committee met twice during fiscal 2003. Each of our Committees operate pursuant to a written charter.

      Compensation of Directors. It is our policy to pay outside directors (who are currently Mesdames Gardarian and Douglas and Messrs. Fix, Sulat, Grinstein, Armstrong and Wilkens) a quarterly fee of $6,250 plus a fee of $2,000 for in-person Board and Committee meetings and $1,000 for telephonic Board and Committee meetings, as compensation for their services. Additionally, the Chairpersons of each of our Committees receive $1,000 per meeting as compensation for their additional duties as Chairpersons. All directors are reimbursed for expenses incurred in connection with attendance at Board and Committee meetings and receive an initial grant of a non-qualified stock option to purchase 7,500 shares upon joining the Board and annual grants of non-qualified stock options to purchase 5,000 shares on the date of each Annual Meeting of Stockholders. Directors who are company employees (currently Walter and Gary Schoenfeld) receive no compensation for serving as directors.

      Meetings of the Board of Directors. During fiscal 2003, there were 10 regularly scheduled and special meetings of the Board of Directors. The Board did not act pursuant to Written Consent during fiscal 2003. Each nominee for the Board attended at least 75% of the aggregate of (i) the total number of Board meetings, and (ii) the total number of meetings held by all Committees on which he or she served during fiscal 2003.

      Information Relating to Current Executive Officers. Set forth below are the names and ages of our current executive officers, other than Walter and Gary Schoenfeld (see “Proposal 1 — Election of Directors”), together with the positions held by these persons.

Name	Age	Title

Stephen M. Murray	42	Senior Vice President and Chief Marketing Officer
Andrew J. Greenebaum	41	Senior Vice President and Chief Financial Officer
Craig E. Gosselin	43	Senior Vice President, General Counsel, and Corporate Secretary
Steven J. Van Doren	47	Vice President — Asia and Americas and Promotions and Events
Joseph D. Giles	40	Vice President and Chief Information Officer
Chris D. Strain	34	Vice President — Marketing
Dana M. Guidice	41	Vice President — Product Development
Donald C. Petersen	47	Vice President — Global Logistics
Scott J. Blechman	38	Vice President — Finance and Planning, Controller, and Assistant Corporate Secretary
Howard A. Kreitzman	53	Vice President — General Merchandise Manager
Kevin D. Bailey	42	Vice President — Retail
Cheryl A. Van Doren	43	Vice President — Human Resources
Steven A. Munn	40	Vice President — National Sales

      STEPHEN M. MURRAY has been our Senior Vice President and Chief Marketing Officer since August 2002. He is responsible for managing our Product and Marketing Departments. Prior to that, he was Senior Vice President — International and Product Merchandising from July 1999 to August 2002. From October 1998 to July 1999, he was our Senior Vice President of International and Apparel. Prior to joining Vans, Mr. Murray was employed by Reebok International Ltd. for seven years, eventually becoming Vice President of Global Apparel, responsible for all strategy, design, development, and product marketing for Reebok apparel throughout the world. Prior to joining Reebok, Mr. Murray was Sales Director for Dunlop Slazenger International, where he managed National Sales of sports equipment and apparel. Mr. Murray received a B.A. in Business Studies from Middlesex University in England.

      ANDREW J. GREENEBAUM has been our Senior Vice President and Chief Financial Officer since April 2001. Prior to joining Vans, Mr. Greenebaum served as Senior Vice President, Chief Financial Officer for eCompanies LLC, an Internet incubator in the business of creating internet-related companies, from September 1999 to April 2001. From 1997 to 1999, Mr. Greenebaum served as Executive Vice President and Chief Financial Officer for Sirius Satellite Radio, a publicly-traded radio satellite company. From 1989 to 1997, Mr. Greenebaum served in several different positions with The Walt Disney Company, including Vice President, Corporate Finance from 1996 to 1997 and Director of Strategic Planning from 1995 to 1996. Mr. Greenebaum received an A.B from Dartmouth College and an M.B.A. from the Amos Tuck School of Business at Dartmouth College.

      CRAIG E. GOSSELIN was promoted to Senior Vice President in November 1992. He has been our General Counsel since July 1992. He became Secretary in May 1993. He was an Assistant Secretary of Vans from February 1988 to May 1993. From March 1990 to June 1992, Mr. Gosselin was a Partner of the law firm of Cooper & Dempsey. Mr. Gosselin received a B.B.A. from Loyola Marymount University and a J.D. from Southwestern University School of Law.

      STEVEN J. VAN DOREN has been a Vice President of Vans since May 1990. He is responsible for our promotional efforts, and is our executive in charge of the VANS Warped Tour®, the VANS Triple CrownTM Series, and our VANS High Cascade Snowboard Camp.® Recently, Mr. Van Doren became the Vans executive in charge of sales to Asia and Latin and Central Americas. Mr. Van Doren has been employed by Vans in various capacities since our formation in 1966. Mr. Van Doren is the son of Paul Van Doren, a founder of Vans, and the brother of Cheryl Van Doren, our Vice President — Human Resources.

      JOSEPH D. GILES has been our Vice President and Chief Information Officer since March 1999. Mr. Giles was Vice President and Chief Information Officer of Virgin Interactive Entertainment from September 1996 to March 1999. Prior to that time, he was Executive Director, Systems Planning for Paramount Pictures from May 1994 to September 1996. Mr. Giles received a B.B.A. (MIS) from the University of New Mexico and an M.B.A. from Pepperdine University.

      CHRIS D. STRAIN has been our Vice President — Marketing since August 1999. Prior to joining Vans, Mr. Strain was employed in various positions at PepsiCo. from June 1990 to August 1999, including national account sales, field marketing, sales strategy, product category management and brand marketing. He was Brand Manager for the Mountain Dew product line and Sports Marketing Manager for all of PepsiCo’s products. Mr. Strain received a B.B.A in Marketing from the University of Texas.

      DANA M. GUIDICE has been our Vice President — Product Development since October 2000. From November 1989 to September 2000, Mr. Guidice served in a number of capacities for Reebok International Ltd., eventually becoming Director of Advanced Products. His responsibilities included managing the development, commercialization and life cycle management of technologies for Reebok’s inline products. Mr. Guidice received a B.S. in Biology from Framingham State College.

      DONALD C. PETERSEN has been our Vice President — Global Logistics since April 2001. Prior to joining Vans, Mr. Petersen served as Vice President of European Operations for Reebok International, Ltd., a worldwide shoe and apparel company, from January 1996 to April 2001. Prior to serving as Vice President of European Operations, Mr. Petersen served in various other roles for Reebok, including Vice President of Operations and Customer Satisfaction and Vice President of Distribution and Customer Service.

      SCOTT J. BLECHMAN has been our Vice President — Finance and Planning since August 2001. He became Controller and Assistant Corporate Secretary in September 2002. Prior to joining Vans, Mr. Blechman served as Vice President — Finance of eCompanies, LLC, an internet incubator in the business of creating internet-related companies, from October 1999 through July 2001. From April 1996 to October 1999, he was employed with Castle & Cooke, a real estate operating company, eventually becoming Vice President and Corporate Controller. Mr. Blechman received a B.S. in Accounting/ Finance from California State University, Fresno.

      HOWARD A. KREITZMAN has been our Vice President and General Merchandise Manager since March 2002. Prior to joining Vans, Mr. Kreitzman was Executive Vice President, Merchandising for Warner Bros. Studio Stores from 1998 to 2000 and was Interim Managing Director, Studio Stores, United Kingdom for Warner Bros. Studio Stores. From 1994 to 1998, he was Senior Vice President, General Merchandise Manager of DFS Merchandising. Mr. Kreitzman received a B.S. in Marketing from the University of Bridgeport.

      KEVIN D. BAILEY has been our Vice President — Retail since March 2003. From June 2002 to March 2003 he was our Vice President — Retail Store Operations. Prior to joining Vans, he was Director of Retail Operations for Golfsmith International Inc. from June 2001 to May 2002, and from March 1993 to January 2001 he was Director of Retail Operations for Nike Inc.

      CHERYL A. VAN DOREN has been our Vice President — Human Resources since January 2003. Ms. Van Doren has been employed by us since 1978 in a variety of capacities including Director of Risk Management and Director of Human Resources. She is the daughter of Paul Van Doren, a founder of Vans, and the sister of Steve Van Doren, our Vice President — Asia and Americas and Promotions and Events.

      STEVEN A. MUNN has been our Vice President — National Sales since April 2003. Prior to that he was our Director of Sales Operations from April 2002 to April 2003. Prior to joining Vans, he was employed by Reebok from September 1994 to November 2001 in a number of management positions, ultimately becoming Senior Director of Reebok responsible for sales and Key City marketing for 10 Western States. Mr. Munn received a B.S. from Stanford University.

      Officers who have left Vans since Last Annual Meeting. The following executive officers resigned from Vans since the 2002 Annual Meeting of Stockholders: Arthur I. Carver, Robert L. Nagel, and Jay E. Wilson.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation Table

      The following table discloses compensation for the three fiscal years ended May 31, 2003 received by (i) our President and Chief Executive Officer during fiscal 2003, (ii) our former Senior Vice President — Global Operations and former Senior Vice President – Sales and Apparel, and (iii) our next four most highly paid executive officers as of May 31, 2003 (collectively, the “named executive officers”).

								Long-Term
								Compensation

	Fiscal								Securities
	Year		Annual Compensation					Restricted	Underlying
	Ended							Stock	Options/	All Other
Name and Principal Position	May 31		Salary($)		Bonus($)	Other($)(1)		Awards($)	SARs(#)	Compensation($)

Gary H. Schoenfeld	2003		600,000		-0-	—		-0-	100,000	136,422	(2)
President and Chief	2002		600,000		-0-	—		-0-	-0-	148,163	(3)
Executive Officer	2001		558,635		700,000	—		1,950,000 (4)	-0-	136,422	(5)

Stephen M. Murray	2003		286,614		50,000	—		-0-	50,000	-0-
Senior Vice President and	2002		246,075	(6)	1,000	—		-0-	-0-	-0-
Chief Marketing Officer	2001		251,227	(6)	110,000	—		-0-	40,000	-0-

Andrew J. Greenebaum	2003		289,309		20,000	—		-0-	50,000	-0-
Senior Vice President	2002		275,308		68,750	—		-0-	-0-	-0-
And Chief Financial Officer	2001	(7)	25,673		17,071	—		-0-	75,000	-0-

Walter E. Schoenfeld	2003		288,000		-0-	50,228	(8)	-0-	-0-	-0-
Chairman of the Board	2002		288,000		-0-	54,117	(8)	-0-	-0-	-0-
	2001		288,000		-0-	48,030	(8)	-0-	-0-	-0-

Arthur I. Carver	2003		280,000		-0-	—		-0-	50,000	292,661	(11)
Senior Vice President —	2002		278,846		1,000	—		-0-	-0-	-0-
Global Operations(9)	2001	(10)	251,227		121,458	—		-0-	75,000	15,550	(12)

Robert L. Nagel	2003		275,000		-0-	—		-0-	20,000	137,500	(15)
Senior Vice President —	2002	(14)	103,654		1,000	—		-0-	75,000	20,000	(16)
Sales and Apparel(13)	2001	(14)	N/A		N/A	N/A		N/A	N/A	N/A

Craig E. Gosselin	2003		231,697		36,000	—		-0-	31,000	1,700	(17)
Senior Vice President	2002		223,357		1,000	—		-0-	-0-	1,700	(17)
and General Counsel	2001		206,235		62,310	—		-0-	20,000	1,700	(17)

(1)	In accordance with SEC rules, various personal benefits and perquisites amounts totaling less than $50,000 in any year have been omitted.

(2)	Represents (i) unreimbursed premiums of $134,722 paid by us pursuant to a whole life insurance plan established for the benefit of Mr. Schoenfeld, and (ii) $1,700 of matching contributions made by us to our 401(K) Plan on behalf of Mr. Schoenfeld.

(3)	Represents (i) unreimbursed premiums of $146,463 paid by us pursuant to the insurance plan described in footnote 2, and (ii) $1,700 of matching contributions made by us to our 401(k) Plan on behalf of Mr. Schoenfeld.

(4)	Represents 150,000 restricted shares awarded to Mr. Schoenfeld in October 2000, valued at the closing sales price of the Common Stock on the award date. The restrictions on such shares lapse over a seven-year period and accelerate in the event Vans exceeds certain earnings per share targets for relevant years. Such shares represent all the restricted stock holdings of Mr. Schoenfeld and were valued at $1,054,500 as of May 31, 2003, based on a closing sales price of the Common Stock of $7.03 on such date. Dividends are payable on such restricted stock.

(5)	Represents (i) unreimbursed premiums of $134,722 paid by us pursuant to the insurance plan described in footnote 2, and (ii) $1,700 of matching contributions made by us to our 401(k) Plan.

(6)	Mr. Murray’s salary compensation for these years was calculated based on the exchange rate of the British pound, since he resided in the United Kingdom then.

(7)	Mr. Greenebaum joined Vans in April 2001, so his salary for fiscal 2001 only reflects a partial year of services.

(8)	Represents (i) payment for secretarial support and an office in Seattle, which is Mr. Schoenfeld’s home, for the purpose of conducting Vans’ business there, and (ii) payment of annual dues for a country club.

(9)	Mr. Carver resigned from Vans effective as of May 31, 2003.

(10)	Mr. Carver joined Vans in July 2000, so his salary for fiscal 2001 only reflects a partial year of services.

(11)	Of such amount, (i) $2,000 represents matching contributions made by us to our 401(k) Plan, and (ii) $290,661 represents amounts accrued by us in the fourth quarter of fiscal 2003 as severance pay for Mr. Carver and amounts paid by us to reimburse him for his relocation to New York.

(12)	Represents relocation expenses paid to Mr. Carver when he relocated to Vans from New York.

(13)	Mr. Nagel resigned from Vans effective as of May 31, 2003.

(14)	Mr. Nagel joined Vans in mid-fiscal 2002.

(15)	Represents amounts accrued by us in the fourth quarter of fiscal 2003 as severance pay for Mr. Nagel.

(16)	Represents a signing bonus paid to Mr. Nagel when he joined Vans.

(17)	Represents matching contributions made by us to our 401(K) Plan.

Option/ SAR Grants in Last Fiscal Year

      The following table provides information on option grants in fiscal 2003 to the named executive officers. Vans does not have any outstanding stock appreciation rights.

	Individual Grants(1)
						Potential Realizable Value
		Percent of				at Assumed Annual Rates of
	Number of	Total			Market	Stock Price Appreciation for Option Term
	Securities	Options/SAR’s	Exercise		Value on
	Underlying	Granted to	of Base		Grant	0%	5%	10%
	Options/SAR’s	Employees in	Price	Expiration	Date	Appreciation	Appreciation	Appreciation
Name	Granted(#)	fiscal 2003	($/Share)	Date	($/Share)	($)	($)	($)

Gary H. Schoenfeld	1.100,000	12.1	5.49	7/28/12	5.49	-0-	345,263	874,965
Andrew J. Greenebaum	1.50,000	6.0	5.49	7/28/12	5.49	-0-	172,632	437,482
Walter E. Schoenfeld	-0-	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Stephen M. Murray	1.50,000	6.0	5.49	7/28/12	5.49	-0-	172,632	437,482
Arthur I. Carver	1.50,000 (2)	6.0	5.49	7/28/12	5.49	-0-	172,632	437,482
Robert L. Nagel	1.20,000 (2)	2.4	5.49	7/28/12	5.49	-0-	69,053	174,993
Craig E. Gosselin	1.31,000	3.7	5.49	7/28/12	5.49	-0-	107,032	271,239

(1)	Each of the options in this table expires 10 years after the date of grant. The options are exercisable in five annual increments of 20.0% commencing on the first anniversary of the grant date. The options also became fully exercisable in the event of a change of control of Vans.

(2)	Messrs. Carver and Nagel resigned from Vans effective as of May 31, 2003. These options terminated as of such date.

Aggregated Option/ SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/ SAR Values

      The following table provides information on option/ SAR exercises in fiscal 2003 by the named executive officers, and the value of such officers’ unexercised options/ SARs at May 31, 2003.

			Number of Securities		Value of Unexercised in-the-
			Underlying Options/SARs at		Money Options/ SARs at
	Shares		Fiscal Year-End(#)		Fiscal Year-End($)(1)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Gary H. Schoenfeld	-0-	N/A	272,479	104,159	56,911	155,754
Andrew J. Greenebaum	-0-	N/A	-0-	50,000	-0-	77,000
Walter E. Schoenfeld	-0-	N/A	10,000	-0-	12,800	-0-
Stephen M. Murray	-0-	N/A	39,639	70,360	5,199	77,000
Arthur I. Carver(2)	-0-	N/A	39,334	-0-	-0-	-0-
Robert L. Nagel(3)	-0-	N/A	15,000	-0-	-0-	-0-
Craig E. Gosselin	-0-	N/A	55,053	43,458	48,280	48,660

(1)	Calculated by multiplying the number of shares by the difference between (i) $7.03, the closing sales price of the Common Stock on May 31, 2003, and (ii) the exercise prices of those options which were in-the-money as of that date.

(2)	Mr. Carver resigned from Vans effective as of May 31, 2003. All of his options ceased vesting as of that date.

(3)	Mr. Nagel resigned from Vans effective as of May 31, 2003. All of his options ceased vesting as of that date.

Deferred Compensation Plan

      We have established a deferred compensation plan for the benefit of Walter E. Schoenfeld, our Chairman of the Board, and his spouse. Under the plan, we have established a trust which holds and disperses assets pursuant to the terms of the plan. From June 1, 1996 through June 1, 2000, we deposited $200,000 per year with the trustee of the trust. During fiscal 2003, we amended the trust documents to provide that Mr. Schoenfeld shall retire as an officer on December 31, 2004. The trustee shall then pay the balance of the trust to him in quarterly amounts on February 15, 2005, May 15, 2005, August 15, 2005, and November 15, 2005, with such amounts grossed up for Federal and California withholding taxes and any other applicable taxes.

      Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that might incorporate future filings, including this Proxy Statement in whole or in part, the following report, the Performance Graph on page 17, and the Audit Committee report on page 15 shall not be incorporated by reference into any such filings.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

General

      Decisions on compensation of Vans’ executives are made by the Compensation Committee of the Board. Each member of the Compensation Committee is an “outside director,” as such term is defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Code Section 162(m)”). All decisions relating to the compensation of Vans’ executive officers, including decisions about grants or awards under Vans’ 2000 Long-Term Incentive Plan (the “2000 Incentive Plan”) are made solely by the Compensation Committee, with input from our Chief Executive Officer. Set forth below is a report submitted by the Compensation Committee addressing Vans’ compensation policies for fiscal 2003 as they affected the named executive officers.

Compensation Policies Toward Executive Officers

      The Compensation Committee’s executive compensation policies are designed to provide competitive levels of compensation that integrate pay with Vans’ annual and long-term performance goals, reward above-average corporate performance, recognize individual initiative and achievements, and assist Vans in attracting and retaining qualified executives. Target levels of the executive officers’ overall compensation are intended to be consistent with others in the footwear industry, and include programs contingent upon Vans’ performance. Certain key managers also are eligible for selection as participants in Vans’ executive compensation plans. As a result of the increased emphasis on tying executive compensation to corporate performance, in any particular year Vans’ executives may be paid more or less than the average compensation of executives of Vans’ competitors, depending upon Vans’ performance. It is the goal of the Compensation Committee, through the grant or award of incentive compensation tied to corporate performance, to pay Vans’ executives and key managers more than the average compensation of executives and key managers of competitors if Vans performs well. Increased orientation of executive compensation policies toward long-term performance has been accompanied by increased utilization of objective performance criteria.

      The Compensation Committee also endorses the position that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning management’s and stockholders’ interests in the enhancement of stockholder value. Thus, the Committee has also increasingly utilized these elements in Vans’ compensation packages for its executive officers and for certain key managers.

Relationship of Company Performance to Executive Compensation

      Compensation paid to the named executive officers (other than Walter E. Schoenfeld) and to Vans’ other executive officers generally consists of the following elements: (i) base salary; (ii) long-term incentive compensation in the form of awards of incentive stock options or restricted stock under the 2000 Incentive Plan; and (iii) bonus compensation. Vans also provides a 401(k) pension plan for all employees which includes a company matching contribution. Each element of Vans’ compensation structure is discussed below.

      Base Salary. It is the policy of the Compensation Committee to approve base salaries which are in the 75th percentile of a defined peer group of footwear and lifestyle companies. If such salaries are within such percentile, the Committee will only approve annual cost-of-living adjustments to the salaries.

      Grant of Options under the 2000 Incentive Plan. Grants of options under the 2000 Incentive Plan are awarded to executive officers of Vans from time to time. In July 2002, the Committee approved grants of options under the 2000 Incentive Plan to the named executive officers (see “Option/ SAR Grants in Last Fiscal Year”), and to certain other executive officers. In determining the size and other terms of grants, the Compensation Committee considered the value of the services provided by the individuals, the value and number of their previously granted options, and the value and number of options previously granted to individuals of comparable levels. The exercise prices of the options were based on the closing sales price of the Common Stock on the dates of grant.

      Annual Bonus. Generally, it is Vans’ policy that annual bonuses may be earned by each named executive officer (other than Walter E. Schoenfeld and Gary H. Schoenfeld), each other executive officer of Vans, and certain key managers, under Bonus Programs adopted each fiscal year by the Compensation Committee, principally on the basis of (i) whether Vans achieves a designated corporate performance target, and (ii) whether the executive or key manager achieves individual performance goals. Under the Fiscal 2003 Bonus Program, the named executive officers, the other executive officers, and certain managers were entitled to receive bonuses equal to a percentage of their base salaries if certain objectives were met during the year. The receipt of a full bonus was dependent on Vans meeting a targeted earnings goal, and the satisfaction of individual and departmental performance objectives. Vans did not meet its targeted earnings goals for fiscal 2003, but partial bonuses were paid to certain of the named executive officers (see “Summary Compensation Table”), and other executive officers and key managers based on the achievement of their individual and departmental performance objectives.

      Long-Term Executive Bonus Plan. We have also established a Long-Term Executive Bonus Plan that is designed to incentivize our executive officers to maximize Vans’ earnings per share over an extended period of time. Under the Plan, each participant will have the opportunity to earn a bonus equal to a multiple of the participant’s fiscal 2001 bonus if Vans achieves certain earnings per share targets for each fiscal year during the extended period and the participant achieves other goals and objectives set for him or her. In light of the events of September 11, 2001, and their negative impact on the U.S. economy and Vans’ business, the Committee amended the Plan to (i) eliminate fiscal 2002 and fiscal 2003 from the Plan period, (ii) extend the term of the Plan to May 31, 2006, and (iii) permit that portion of the potential Plan bonus which was earned for fiscal 2001 to be paid at the end of fiscal 2004.

CEO Compensation

      Under Gary H. Schoenfeld’s employment agreement, his salary compensation shall be no less than $600,000. Mr. Schoenfeld’s salary is fixed using the same criteria utilized for Vans’ other executive officers. Mr. Schoenfeld’s annual bonus is determined under the Vans, Inc. CEO Bonus Plan, which was designed in consultation with a nationally recognized compensation consulting firm and approved by stockholders at the 2000 Annual Meeting. Under the Plan, Mr. Schoenfeld is eligible to earn an annual bonus based on Vans’ and his performance. Of such bonus, a certain portion may be earned only if Vans achieves targeted earnings per share (“Target EPS”). For each one cent per share by which Vans exceeds the Target EPS, Mr. Schoenfeld may earn an additional bonus, up to a cap. The Committee also has the discretion to award Mr. Schoenfeld an additional bonus based on the Committee’s assessment of his performance. Vans did not achieve the Target EPS for fiscal 2003, and the Committee determined that Mr. Schoenfeld would not receive a bonus for fiscal 2003.

      From time to time, the Committee also grants Mr. Schoenfeld stock options and awards him restricted stock using the same criteria utilized for Vans’ other executive officers. In July, the Committee granted Mr. Schoenfeld an option to purchase 100,000 shares of common stock at the closing trading price of the stock on the date of grant.

Certain Tax Considerations

      Code Section 162(m) limits Vans to a deduction for federal income tax purposes of not more than $1 million of compensation paid to certain executive officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Code. Generally, options granted (i) by a Compensation Committee consisting solely of outside directors, (ii) under a Plan approved by stockholders, and (iii) at the fair market value of the underlying securities, are considered “performance-based” if the Plan contains a limitation on the number of shares which can be granted to an individual in any one fiscal year.

      The Compensation Committee concluded that it is in the best interests of Vans to establish restrictions on the granting of options under the 2000 Incentive Plan to assist in the qualification of compensation recognized on the exercise of such options as “performance-based.” As a result, Vans included such restrictions in such Plan. The Committee also recommended that the Company submit the Vans, Inc. CEO Bonus Plan to the stockholders for approval so that bonuses paid thereunder qualify as performance-based under Code Section 162(m). That Plan was approved by the stockholders at the 2000 Annual Meeting. The Compensation Committee does not believe that other components of Vans’ annual cash compensation will be likely to exceed $1 million in the foreseeable future and, therefore, concluded that no further action, with respect to qualifying such compensation for deductibility, was necessary at this time. The Compensation Committee will continue to evaluate the advisability of qualifying the deductibility of such compensation in the future.

Respectfully Submitted
by the Compensation Committee

Wilbur J. Fix, Chairman
Lisa M. Douglas
Kathleen M. Gardarian
Leonard R. Wilkens

AUDIT COMMITTEE REPORT

      The following report concerns the Audit Committee’s activities regarding oversight of Vans’ financial reporting and auditing process.

      The Audit Committee is comprised solely of three “independent” directors, as defined in the rules of the Nasdaq Stock Market, Inc. and under Section 301 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes Act”), and it operates under a written charter adopted by the Board of Directors. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Committee, as reflected in its charter, are intended to be in accordance with all applicable legal and other requirements for corporate audit committees. All members of the Committee are required to be knowledgeable in financial and auditing matters, and one member is required to be a “financial expert,” as defined by SEC rules. The Board has determined that James R. Sulat is the Committee’s financial expert, in part due to the substantial experience he has in finance and accounting matters as described in his biography on page 8. The Committee reviews and assesses the adequacy of its charter on an annual basis. In fiscal 2003 the Committee reviewed and amended its charter to reflect the new requirements mandated by the Sarbanes Act. The new charter is attached to this Proxy Statement as Exhibit A.

      As described more fully in its charter, the purpose of the Audit Committee is to oversee Vans’ financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of Vans’ financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. KPMG LLP, Vans’ independent auditing firm, is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards. Ernst & Young LLP performs internal audit work for Vans and is responsible for objectively reviewing and evaluating the adequacy, effectiveness and quality of Vans’ system of internal controls relating to the reliability and integrity of its financial information.

      The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor, nor can the Committee certify that the independent auditor is “independent” under applicable rules. The Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Committee’s members in business, financial and accounting matters.

      Among other matters, the Audit Committee supervises the activities and performance of Vans’ internal and external auditors, including the audit scope, auditor independence matters and the extent to which the independent auditor may be retained to perform non-audit services. The Audit Committee has ultimate authority and responsibility to select, evaluate and, when appropriate, replace Vans’ internal and external auditors. The Committee also pre-approves all audit services, audit-related services and tax services provided by the external auditors. The Committee reviews the results of the internal and external audit work with regard to the adequacy and appropriateness of Vans’ financial, accounting and internal controls. Management and independent auditor presentations to and discussions with the Committee also cover various topics and events that may have significant financial impact or are the subject of discussions between management and the independent auditor.

      The Committee also is responsible for administering Vans’ “Code of Ethics for Senior Financial Executives” and, along with the Corporate Governance Committee, dealing with reported violations of the Code. The Committee, along with the Corporate Governance Committee, has established procedures for the receipt, retention and treatment of complaints received by Vans regarding accounting, internal accounting controls or auditing matters, including the confidential, anonymous submission by Vans employees of concerns regarding questionable accounting or auditing matters.

      The Committee has reviewed and discussed the consolidated financial statements with management and KPMG LLP; management represented to the Committee that Vans’ consolidated financial statements were prepared in accordance with generally accepted accounting principles; and KPMG LLP represented that its presentations included the matters required to be discussed with KPMG LLP by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.”

      KPMG, LLP also provided the Committee with the written disclosures required by Independent Standards Board Standard No. 1, “Independent Discussions with Audit Committees,” and the Committee discussed with KPMG LLP that firm’s independence.

      Following the Committee’s discussions with management and KPMG LLP, the Committee recommended that the Board of Directors include the audited consolidated financial statements in Vans’ Annual Report on Form 10-K for the year ended May 31, 2003, and its 2003 Annual Report to Stockholders, and the Board has approved this recommendation.

Respectfully Submitted
by the Audit Committee

James R. Sulat, Chairman
Charles G. Armstrong
Wilbur J. Fix

PERFORMANCE GRAPH

      The following graph shows a comparison of cumulative total stockholder return among Vans, the NASDAQ Stock Market Index and a Peer Group Index, from May 31, 1998 through May 31, 2003. Note: the stock price performance shown on the graph is not necessarily indicative of future price performance.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG VANS, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
AND A PEER GROUP*

*	$100 Invested on 5/31/98 in stock or index —

including reinvestment of dividends.
Fiscal year ending May 31.

	May 31, 1998	May 31, 1999	May 31, 2000	May 31, 2001	May 31, 2002	May 31, 2003

Vans, Inc	$100.00	$109.38	$157.50	$245.90	$97.60	$70.30
NASDAQ Stock Market (U.S.)	$100.00	$141.04	$193.32	$120.20	$92.47	$91.89
Peer Group	$100.00	$112.84	$78.26	$87.20	$101.32	$111.50

(1)	The Peer Group is comprised of the following footwear and lifestyle companies: Nike, Reebok, Fila, K-Swiss, Wolverine Worldwide, Pacific Sunwear, Gadzooks, Genesco, and Quiksilver.

EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL ARRANGEMENTS WITH

NAMED EXECUTIVE OFFICERS

      We are a party to employment agreements with each of the following named executive officers:

      Gary H. Schoenfeld’s employment agreement extends until May 2004, and is automatically renewable for additional one-year periods at the end of each fiscal year. His agreement entitles him to an annual salary of no less than $600,000, the lease of a car for him, and the payment of dues for a membership in a country club, and he is entitled to participate in our stock option and bonus plans, as well as any medical or insurance plans established by us. If Mr. Schoenfeld is terminated without cause or resigns from Vans for a good reason, each as defined in his agreement, he is entitled to severance pay equal to 1.99 times the highest aggregate of his cash and bonus compensation during the three years preceding the termination or resignation, or during the three years immediately prior to the date of the agreement. Additionally, if he resigns for a good reason or is terminated without cause after a “Change in Control” of Vans during the term of his agreement he is entitled to severance pay equal to 2.99 times the highest aggregate of his cash and bonus compensation during the same time periods. The term “Change of Control” includes mergers or acquisitions involving Vans or material changes in the composition of the Board of Directors.

      Stephen M. Murray’s employment agreement extends until October 2004 and his minimum base compensation is no less than $250,000. He is entitled to use a company-owned vehicle and to participate in our stock option and bonus plans, as well as any medical or insurance plans established by us. He also is entitled to severance pay equal to (i) one year’s pay if he is terminated without cause or resigns from Vans for a good reason, each as defined in his agreement, and (ii) 2.99 times his cash and bonus compensation in the event he is terminated without cause or resigns for a good reason after a Change of Control, as defined above. In connection with his relocation to the United States from the United Kingdom to assume the position of Chief Marketing Officer, we paid for the reasonable costs of such relocation and are making Mr. Murray whole with respect to any increased costs of living he incurs as a result of the relocation.

      Andrew J. Greenebaum’s employment agreement extends until April 2004. Under the agreement, he is entitled to an annual salary of no less than $290,000 and severance pay equal to one year if he is terminated without cause or resigns from Vans for a good reason, each as defined in his agreement, or is terminated without cause or resigns for a good reason after a “Change of Control,” as defined above. He receives a car allowance and he is entitled to participate in our stock option and bonus plans, as well as any medical or insurance plans established by us.

      Walter E. Schoenfeld’s employment agreement extends until December 2004. Under the agreement Mr. Schoenfeld is entitled to a salary of no less than $288,000, participation in any medical or insurance plans established by Vans, reimbursement of expenses incurred by him in the performance of his duties, and the payment of annual dues for a country club. We reimburse Mr. Schoenfeld for the reasonable expenses of his spouse when she accompanies him on business trips, and for the expense of maintaining secretarial support in Seattle, where he lives, for purposes of conducting Vans’ business there. We also lease an automobile for Mr. Schoenfeld for his use on Company business. He also is entitled to severance pay equal to (i) one year’s pay if he is terminated without cause or resigns from Vans for a good reason, each as defined in his agreement, and (ii) 2.99 times his cash and bonus compensation in the event he is terminated without cause or resigns for a good reason after a Change of Control, as defined above. We also have agreed to provide insurance benefits and to pay for an office for Mr. Schoenfeld after he retires from Vans, up to an aggregate amount of $40,000 per year, adjusted for inflation.

      Craig E. Gosselin’s employment agreement extends until September 2006 and his minimum base compensation is $250,000. He is entitled to a car allowance and to participate in our stock option and bonus plans, as well as any medical or insurance plans established by us. His severance provision is the same as Stephen Murray’s.

      The above description is only a summary of the agreements which Vans has with the named executive officers and is qualified in its entirety by the actual agreements, as amended, which are exhibits to our Annual Report on Form 10-K.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of Vans.

Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish Vans with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to Vans and written representations that no other reports were required during the fiscal year ended May 31, 2003, all Section 16(a) filing requirements applicable to its officers, directors, and greater than 10% owners were compiled with.

PROPOSAL 2

RE-RATIFICATION AND RE-APPROVAL OF THE VANS, INC.

STOCKHOLDER RIGHTS PLAN

Proposal

      On February 22, 1994, the Board of Directors of Vans unanimously adopted a Stockholder Rights Plan (the “Rights Plan”), pursuant to which it declared a dividend distribution of one preferred stock purchase right (a “Right”) for each outstanding share of the Common Stock. The State of Wisconsin Investment Board, a former stockholder, asked Vans, and Vans agreed, to submit the Rights Plan to a non-binding vote of the stockholders at the 1994 Annual Meeting and every three years thereafter. The Rights Plan was ratified and approved by approximately 66.0% of the shares voting at the 1994 Annual Meeting. On December 17, 1996, the Rights Plan was unanimously extended until February 22, 2007 by the Board of Directors and the purchase price of the Rights was set at $65.00. The Rights Plan was re-ratified and re-approved by approximately 67.0% of the shares cast on the Plan at the 1997 Annual Meeting, and 54.8% of the shares cast on the Plan at the 2000 Annual Meeting. The stockholders are once again being asked to re-ratify and re-approve the Rights Plan.

General

      The Rights dividend was payable on March 8, 1994 (the “Rights Record Date”), to the holders of record of shares of Common Stock on that date. Each Right entitles the registered holder to purchase from Vans one one-hundredth of a share of Vans’ Series A Junior Participating Preferred Stock, par value $.001 per share (the “Series A Preferred Stock”), at a price of $65.00 per one one-hundredth of a share (the “Purchase Price”), subject to adjustment. A description of the terms and conditions of the Rights are set forth in an Amended and Restated Rights Agreement dated as of May 18, 1999, between Vans and Mellon Investor Services, formerly known as ChaseMellon Shareholder Services, L.L.C., as Rights Agent (the “Rights Agent”).

Distribution Date; Transfer of Shares of Common Stock

      Until the earlier to occur of (i) the 10th business day following the date (the “Stock Acquisition Date”) of a public announcement that a person or a group of affiliated or associated persons (an “Acquiring Person”) has acquired beneficial ownership of 20% or more of the outstanding shares of Common Stock, or (ii) the 10th business day (or such later date as may be determined by action of the Board of Directors prior to such time as a person or a group of affiliated or associated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the person or group making the offer becoming an Acquiring Person (the earlier of the dates described in clauses (i) and (ii) being called the “Distribution Date”), the Rights will be evidenced, with respect to all Common Stock certificates outstanding as of the Rights Record Date, by such Common Stock certificates, to each of which certificates a copy of a Summary of Rights shall be attached. The Rights Agreement provides that until the Distribution Date (or the earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the shares of Common Stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Stock certificates issued after the Rights Record Date, either upon transfer of outstanding shares of Common Stock or the original issuance of additional shares of Common Stock, will bear a legend incorporating the Rights Agreement by reference, and the surrender for transfer of any certificate evidencing shares of Common Stock outstanding as of the Rights Record Date (even without such legend being attached to that certificate) also will constitute transfer of the Rights associated with the shares of Common Stock evidenced by that certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (“Rights Certificates”) will be mailed to holders of record of the shares of Common Stock as of the close of business on the Distribution Date, and thereafter such separate Right Certificates alone will evidence the Rights.

      A Right (and Rights Certificate) also will be issued in respect of, and concurrently with, each share of Common Stock issued after the Distribution Date and prior to the earlier of the redemption or expiration of the Rights pursuant to the exercise of any option, warrant or other purchase right (other than the Rights) or to the conversion or exchange of any convertible or exchangeable security, which purchase right, option or warrant was issued by Vans prior to the Distribution Date, unless the Board of Directors expressly provides to the contrary at the time of issuance of the purchase rights or convertible or exchangeable securities.

      None of Vans, any subsidiary of Vans, any employee benefit plan of Vans or any of its subsidiaries or any person or entity holding shares of Common Stock for or pursuant to the terms of any such plan will constitute an “Acquiring Person.”

      The Rights are not exercisable until the Distribution Date. The Rights will expire on February 22, 2007 (the “Scheduled Expiration Date”), unless prior thereto the Distribution Date occurs or unless the Scheduled Expiration Date is extended or the Rights are earlier redeemed or exchanged by Vans, in each case as described below. The date on which the Rights actually expire is referred to herein as the “Expiration Date.”

Series A Preferred Stock

      Each share of Series A Preferred Stock purchasable upon exercise of the Rights will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share, but will be entitled to an aggregate dividend of 100 times the dividend declared per share of Common Stock. In the event Vans’ assets are liquidated, the holders of the shares of Series A Preferred Stock will be entitled to an aggregate payment of 100 times the payment made per share of Common Stock. Each share of Series A Preferred Stock will have 100 votes, voting together with the shares of Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each share of Series A Preferred Stock will be entitled to receive 100 times the amount received per share of Common Stock. All of the Rights described in this paragraph are protected by customary anti-dilution provisions, and shares of Series A Preferred Stock will not be redeemable.

      Because of the nature of the dividend, liquidation and voting rights of the shares of Series A Preferred Stock, the value of the one one-hundredth share of Series A Preferred Stock purchasable upon exercise of a Right should approximate the value of one share of Common Stock.

      Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Vans, including, without limitation, the right to vote or to receive dividends.

Exercise of Rights for Common Stock

      In the event that (i) a person or group of affiliated or associated persons becomes an Acquiring Person, (ii) Vans is the surviving corporation in a merger with an Acquiring Person and the outstanding shares of Common Stock are not changed or exchanged, (iii) an Acquiring Person engages in certain “self-dealing” transactions specified in the Rights Agreement, or (iv) during such time as there is an Acquiring Person an event occurs (e.g., a reverse stock split) that results in that Acquiring Person’s ownership interest in Vans being increased by more than 1% (each a “Flip-In Event”), proper provision will be made so that at any time following the Distribution Date, each holder of record of a Right (other than Rights that are, or under certain circumstances specified in the Rights Agreement were beneficially owned by the Acquiring Person, which Rights have become null and void) will have the right to receive, upon exercise of that Right, that number of shares of Common Stock (or in certain circumstances cash, property or other securities of Vans) having a value equal to two times the Purchase Price then in effect. Under no circumstances may a Right be exercised following the occurrence of a transaction described in this paragraph prior to the expiration of the Company’s right of redemption. If the Board of Directors does not redeem the Rights within 120 days after a Flip-In Event, stockholders who are unaffiliated with the Acquiring Person and who represent not less than 20% of the outstanding Common Stock of Vans shall have the right to seek stockholder approval of the redemption of the Rights.

Exercise of Rights for Shares of the Acquiring Company

      In the event that, at any time after a person or a group of affiliated or associated persons have become an Acquiring Person, (i) Vans is acquired in a merger or other business combination transaction (other than a merger described in the immediately preceding paragraph or (under certain circumstances) a merger that follows an offer described in the immediately preceding paragraph), or (ii) 50% or more of Vans’ consolidated assets or earning power is sold or otherwise transferred (in one transaction or a series of transactions other than in the ordinary course of business), proper provision will be made so that each holder of a Right (other than Rights that previously have been voided as set forth above) thereafter will have the right to receive, upon exercise of that Right, that number of shares of Common Stock of the acquiring company that at the time of the transaction have an aggregate value equal to two times the Purchase Price then in effect.

Adjustments to Purchase Price

      The Purchase Price payable, and the number of shares of Series A Preferred Stock (or other securities or property) issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the shares of the Series A Preferred Stock, (ii) upon the grant to holders of shares of Series A Preferred Stock of certain options, warrants or rights to subscribe for or purchase shares of Series A Preferred Stock at a price (or securities convertible into or exchangeable for shares of Series A Preferred Stock with a conversion or exchange price) less than the current market price of the shares of Series A Preferred Stock, or (iii) upon the distribution to holders of shares of the Series A Preferred Stock of evidences of indebtedness or assets (excluding cash dividends paid out of earnings or retained earnings or dividends paid in shares of Series A Preferred Stock) or of options, subscription rights or warrants (other than those referred to above). The number of outstanding rights and the number of one one-hundredths of a share of Series A Preferred Stock issuable upon exercise of each Right are also subject to adjustment in the event of a stock dividend on the shares of Common Stock, or a subdivision, combination or reclassification of the shares of Common Stock, occurring prior to the Distribution Date.

      With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in the then current Purchase Price. No fractional share of Series A Preferred Stock will be issued (other than fractions that are integral multiples of one one-hundredth of a share, which may, at the election of Vans, be evidenced by depository receipts), and in lieu thereof, a payment in cash will be made based on the market price of the shares of Series A Preferred Stock on the last trading day prior to the date of exercise.

Redemption and Exchange of Rights

      At any time prior to the earlier of (i) the 10th business day after the Stock Acquisition Date, or (ii) the Expiration Date, the Company may redeem the Rights, in whole but not in part, at a price (the “Redemption Price”) of $.01 per Right, appropriately adjusted to reflect any dividend payable in shares of Series A Preferred Stock, any subdivision or combination of the shares of Series A Preferred Stock or any similar transaction occurring after the Rights Record Date. The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. After the redemption period has expired, Vans’ right of redemption may be reinstated under the circumstances specified in the Rights Agreement if an Acquiring Person shall have reduced to 15% or less the number of outstanding shares of Common Stock beneficially owned by that Acquiring Person in a transaction or series of transactions not involving Vans and not constituting specified transactions. Immediately upon any redemption of the Rights (which action will be announced by Vans), the right to exercise the Rights will terminate, and the only right of the holders of Rights will be to receive the Redemption Price.

      At any time after a person or group becomes an Acquiring Person, and prior to the acquisition by that person or group of 50% or more of the outstanding shares of Common Stock, the Board of Directors of Vans may exchange the Rights (other than Rights owned by the Acquiring Person, which Rights will have become void), in whole or in part, at an exchange ratio of one share of Common Stock or one one-hundredth of a share of Series A Preferred Stock (or of another class or series of Vans’ Preferred Stock having equivalent rights, preferences and privileges) per Right, subject to adjustment as provided in the Rights Agreement.

Amendments to Terms of the Rights

      Prior to the Distribution Date, the terms of the Rights may be amended or supplemented by the Board of Directors of Vans in any manner.

      After the Distribution Date, the provisions of the Rights Agreement may be amended or supplemented by the Board of Directors, without the consent of the holders of the Rights, in order to cure any ambiguity, inconsistency or defect or to make other changes that do not adversely affect the interests of the holders of the Rights (other than any Acquiring Person); provided, however, that the Rights Agreement cannot be amended after the Distribution Date (i) to lengthen any time period relating to when the Rights may be redeemed if at such time the Rights are not then redeemable, or (ii) to lengthen any other time period unless such lengthening is for the purpose of protecting, enhancing or clarifying the rights of, and/or the benefits to, the holders of record of the Rights (other than an Acquiring Person or an Affiliate or Associate of an Acquiring Person). In addition, (i) from and after the Distribution Date, no supplement or amendment may be made to the Rights Agreement which supplement or amendment changes the Redemption Price, the Purchase Price or the number or kind of shares or other assets for which a Right is exercisable; and (ii) the duration of the Rights may not be shortened without the written consent of the holders of record thereof (other than by redemption).

Effect and Advantages of the Rights Plan

      The Rights Plan will not prevent a bidder from making a tender offer for Vans, but may result in a higher price for all the stockholders if an offer is made. The Rights Plan is a short-term plan designed to prevent an acquirer from gaining control of Vans without offering all stockholders what the Board believes to be the full value of their investment. In particular, the Rights Plan is designed to prevent coercive or abusive takeover practices, such as two tiered, partial or “bust-up” tender offers and market sweeps. The basic objective of the Rights Plan is to encourage prospective acquirers to come forward with a sound offer at the earliest possible time and to negotiate with the Board. It is well recognized that the price an acquirer is ultimately willing to pay for a company’s stock can far exceed the initial offer, especially when the acquirer must negotiate with the target’s board of directors.

      The Board believes that adoption of the Rights Plan, and its subsequent extension and amendment, was an essential exercise of its fiduciary obligations to the stockholders. Such exercises of a Board’s authority have been consistently supported by Delaware case law. The Delaware Supreme Court has held that adoption of a rights plan is a valid exercise of a board’s business judgment. In addition, the Delaware courts, as well as courts in many other jurisdictions, have recognized the appropriateness of rights plans and their value when used in a manner consistent with the fiduciary obligations of a board of directors. The Rights Plan was not adopted or amended and extended in response to any threatened or perceived takeover threat, and Vans has no knowledge of such a threat as of the date of this Proxy Statement. The Rights Plan is not part of a plan by management to adopt a series of anti-takeover measures. However, Vans already has in place a number of Charter or By-law provisions which may be deemed to render more difficult, or discourage, takeovers or changes in control of Vans. See “— Existing Anti-Takeover Provisions.” At present, management does not intend to propose other anti-takeover measures in future proxy solicitations.

Disadvantages of the Rights Plan

      The Rights Plan could have the effect of deterring tender offers or takeover attempts, even though such an offer or attempt might appear to stockholders to be beneficial. In addition, it has been argued that rights plans, in general, have the effect of entrenching management by discouraging certain takeovers which are not favored by management.

Existing Anti-Takeover Provisions

      As discussed more fully below, the following factors, and the potential for each to have an anti-takeover effect, should be reviewed in evaluating this proposal.

      Preferred Stock. Vans’ Restated Certificate of Incorporation provides for, among other things, the issuance of up to 5,000,000 shares of Preferred Stock, $.001 par value (the “Preferred Stock”). The Preferred Stock may be issued from time to time at the discretion of the Board of Directors without stockholder approval. The Board of Directors is authorized to issue the Preferred Stock in different series and, with respect to each series, to determine the dividend rate, the redemption provisions, conversion provisions, liquidation preference, and other rights and privileges not in conflict with the Restated Certificate of Incorporation. While issuance of Preferred Stock could provide needed flexibility in connection with possible acquisitions and other corporate purposes, such issuance could also make it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company and deter an attempt to gain control of Vans. In addition, the Board of Directors, without stockholder approval, can issue shares of Preferred Stock with voting and conversion rights, which could adversely affect the voting power and other rights of the holders of Common Stock.

      Section 203 of the Delaware General Corporation Law. Vans is subject to the provisions of Section 203 of the Delaware General Corporation Law. Such section provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or affiliate, or associate of such person, who is an “interested stockholder” for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquires 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation’s board of directors and by the holders of at least 66.7% of the corporation’s outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. Under Section 203, an “interested stockholder” is defined as any person that is (i) the owner of 15% or more of the outstanding voting stock of the corporation, or (ii) an affiliate or associate of the corporation which was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

      Change-in-Control Arrangements. Vans is a party to employment agreements with all of its executive officers. Each such agreement contains a provision which states that, in the event an officer is terminated during a specified period following a change-in-control of Vans, the employee would be entitled to a severance payment as provided in the employee’s employment agreement. The purposes of such provisions are to (i) provide an incentive of stable employment to the executive officers; (ii) encourage the executive officers to focus on the business in the event of a change-in-control; and

(iii) provide an incentive to the executive officers to be objective in evaluating a proposed change- in-control.

      No Stockholder Action by Written Consent. The Restated Certificate of Incorporation provides that stockholder action may be taken only at an annual or special meeting and not by written consent.

Required Vote

      The vote of stockholders on this proposal is not binding on the Board of Directors. However, if stockholders holding a majority of the total votes cast at the Annual Meeting vote against the proposal, the Board will consider redeeming the Rights. Pursuant to the Restated By-laws, abstentions and broker non-votes will not be deemed votes cast. The result of the vote of the stockholders will not limit or otherwise affect the power of the Board to amend or supplement the Rights Plan.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU RE-RATIFY AND RE-APPROVE THE RIGHTS PLAN.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

General

      KPMG LLP have been our independent auditors since November 1, 1990 and have been appointed by the Audit Committee as the auditors for fiscal 2004. You are requested to ratify this appointment. A representative of KPMG LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she so desires and to respond to appropriate questions.

Fees Paid to KPMG LLP

      The following table shows the fees paid or accrued by Vans for the audit and other services provided by KPMG LLP for fiscal 2003 and 2002.

	2003	2002

Audit Fees(1)	$331,000	321,700
Audit-Related Fees(2)	$12,000	9,000
Tax Fees	$2,800	3,000
All Other Fees	$-0-	-0-

Total	$345,900	333,700

(1)	“Audit Fees” relate to the audit of the consolidated financial statements of Vans, quarterly reviews of financial statements, and various statutory audits.

(2)	“Audit Related Fees” consist of fees relating to the audit of our 401(K) plan.

      It is the policy of the Audit Committee to pre-approve all fees paid to its independent auditors except in circumstances where it is not practical to convene a meeting in advance of the commencement of the proposed services. In such cases, the Chairman of the Committee has been authorized to review and approve such fees and to promptly report such fees to the other Committee members.

Required Vote

      The vote required to ratify the appointment of KPMG LLP as our independent auditors is an affirmative vote by stockholders holding a majority of the total votes cast in person or by proxy on this proposal at the Annual Meeting. Pursuant to the Restated By-laws, abstentions and broker non-votes will not be deemed votes cast.

      Delaware law does not require us to submit the Board’s appointment of independent auditors to the stockholders for ratification; however, we have chosen to do so in order to give stockholders an opportunity to express their views on the independent auditors. If less than the vote required to ratify KPMG LLP is received, the Board and the Audit Committee will decide whether to select other independent auditors for fiscal 2004.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU RATIFY THE

APPOINTMENT OF KPMG LLP AS VANS’ INDEPENDENT AUDITORS FOR FISCAL 2004.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

      None of our directors or executive officers, none of the persons who have been our directors or executive officers since May 31, 2002, no nominee for the Board of Directors and no associate of any of the foregoing, has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the Annual Meeting except Proposal 2, “Ratification and Re-Approval of the Vans, Inc. Stockholder Rights Plan.” As discussed under the caption “Disadvantages of the Rights Plan,” set forth under that Proposal it has been argued that rights plans could have the effect of entrenching management by discouraging certain takeovers which are not favored by management.

STOCKHOLDER PROPOSALS

      Any stockholder wishing to have a proposal considered for inclusion in our 2003 proxy solicitation materials must set forth such proposal in writing and file it with the Corporate Secretary of Vans on or before May 28, 2004. Proposals received after such date shall be considered untimely and shall not be included in our proxy solicitation materials or considered at the 2004 Annual Meeting. The Board of Directors will review any timely submitted stockholder proposals which are filed as required and will determine whether such proposals meet applicable criteria for inclusion in its 2003 proxy solicitation materials.

OTHER REPORTS

      Our Annual Report to Stockholders for the fiscal year ended May 31, 2003, has been distributed to stockholders with this Proxy Statement. Upon written request of any stockholder solicited hereby, we will provide, free of charge, a copy of our Annual Report on Form 10-K (excluding exhibits) for the fiscal year ended May 31, 2003, which has been filed with the Securities and Exchange Commission. Requests should be directed to Craig E. Gosselin, Senior Vice President, General Counsel, and Corporate Secretary, Vans, Inc., 15700 Shoemaker Avenue, Santa Fe Springs, California 90670-5515. Our 10-K, and all of the other documents we file with the SEC, are also available on our website at www.vans.biz.

By Order of the Board of Directors,

Craig E. Gosselin
Senior Vice President, General Counsel,
and Corporate Secretary

EXHIBIT A

CHARTER OF THE AUDIT COMMITTEE
OF VANS, INC.

(Originally adopted March 26, 1992; re-adopted and restated as of May 9, 2000;

and re-adopted and restated as of December 18, 2002)

      The Audit Committee (the “Committee”) of the Board of Directors of Vans, Inc. (the “Company”) shall be composed of no less than three members appointed by the Board of Directors, each of whom shall be independent of management of the Company as determined by applicable law and regulatory standards, including, without limitation, the Sarbanes-Oxley Act of 2002 (the “Sarbanes Act”). Each member of the Committee shall be knowledgeable in financial and auditing matters, and at least one member shall be a “financial expert” under the requirements of the Sarbanes Act and the rules established by the SEC thereunder. No member of the Committee shall receive compensation other than director’s fees for service as a director of the Company, including reasonable compensation for serving on the Committee and regular benefits that other directors receive. The Board of Directors shall designate one of the Committee members to be Chairperson.

      The Committee shall be the representative of the Board of Directors in fulfilling its responsibility to stockholders, potential stockholders, and the investment community relating to corporate accounting, auditor qualifications and independence, the performance of the Company’s independent auditors and internal audit function, reporting practices of the Company and the quality and integrity of the financial reports of the Company. In so doing, it is the responsibility of the Committee to maintain free and open means of communication between the directors, the independent auditors, the internal auditors, and the financial management of the Company. The Committee shall also perform such other duties as are assigned to it by the Board of Directors.

      Specifically, the Committee shall have the following functions:

1. The Committee shall have sole responsibility to select, compensate, oversee, evaluate and, where appropriate, replace the Company’s independent auditors, and shall resolve any disagreements between management and the auditors regarding financial reporting or the preparation or issuance of an audit opinion or related work. The Committee shall inform each registered public accounting firm performing work for the Company that each firm shall report directly to the Committee. The Committee shall also report to the Board on the performance of such auditors

2. The Committee shall discuss with the independent auditors the matters required by Statement on Auditing Standards No. 61 and receive from such auditors and discuss with them the matters required by Independence Standards Board Statement No. 1. Discussions with such auditors regarding the Company’s financial statements will address the quality of the financial statements and all critical accounting policies and practices of the Company and all alternative disclosures and treatments of financial information within generally accepted accounting principles that have been discussed with management, the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the auditors, and shall include a discussion about the consistency of the accounting principles and significant items that impact the verifiability and neutrality of the accounting information. In its discussions with the independent auditors, the Committee shall encourage an open line of communication between the Committee and such auditors so that significant matters identified as a result of interim review procedures can be communicated to the Committee in a timely manner.

3. The Committee shall meet with the independent auditors and financial management of the Company no less than one time per fiscal year to review the scope of the proposed audit for the current year and the audit procedures to be utilized and, at the conclusion thereof, review such audit including any comments or recommendations of the independent auditors. At least annually, the Committee shall obtain and review a report by the independent auditors describing the firm’s internal quality-control procedures, any material issues raised by the most recent review or peer review of the firm, and any inquiry or investigation by governmental or professional authorities within the preceding five years respecting the audits carried out by the firm, and any steps taken to deal with such issues.

4. The Committee shall review with the independent auditors and with the Company’s financial and accounting personnel the adequacy and effectiveness of the internal auditing, accounting and financial controls of the Company, and elicit any recommendations that they may have for the improvement of such internal control procedures or particular areas where new or more detailed control or procedures are desirable. The Committee shall, from time to time, review the adequacy of such internal controls to expose any payments, transactions or procedures which might be deemed illegal or otherwise improper, and shall review all evaluations of the CEO and CFO required by the Sarbanes Act with respect to the Company’s internal controls and the detection of fraudulent activity by any person associated with the Company’s internal controls.

5. The Committee shall review and oversee the internal audit function of the Company, with particular attention to maintaining the best possible effective balance between independent and internal auditing resources.

6. The Committee shall periodically review a summary of findings from completed internal audits and a progress report on the proposed internal audit plan with explanations for any deviations from the original plan. The Committee also shall review all proposed management responses to internal audit findings and shall, from time to time, review the implementation of any internal audit findings and recommendations.

7. The Committee shall, prior to the release of the Annual Report to Stockholders, review and discuss the audited financial statements to be contained in such Report with management and shall engage in the discussions with the independent auditors set forth in paragraph 2 above. Based on such review and discussions, the Committee shall recommend to the Board of Directors that such financial statements be included in the Company’s Annual Report on Form 10-K and Annual Report to Stockholders. The Committee shall also prepare and include a report in the Company’s Proxy Statement which contains such recommendation, the bases therefor, and any other information required by law.

8. The Committee shall, no less than one time per fiscal quarter, make time available for the independent auditors to meet with members of the Committee without members of management present. Among items to be discussed in these meetings are the independent auditor’s evaluation of the Company’s financial, accounting and auditing personnel, and the level of cooperation the independent auditors received during the course of their audit.

9. The Committee shall submit Minutes of all meetings of the Committee to the Board of Directors of the Company and shall periodically deliver oral or written reports to the Board.

10. The Committee shall cause to be made an investigation into any matter brought to its attention within the scope of its duties, with the power to retain outside counsel or other advisors for this purpose if, in its judgment, that is appropriate. The expenses of such counsel and/or advisors, as determined by the Committee, shall be borne by the Company.

11. The Committee shall review and approve in advance any audit and non-audit services and fees to be provided by the Company’s independent auditor, other than “prohibited non-auditing services” and minor audit services, each as specified in the Act. The Committee has the sole authority to make these approvals, although such approvals may be delegated to any Committee members so long as the approval is presented to the full Committee at a later time.

12. The Committee shall establish, in conjunction with the Company’s Corporate Governance Committee, procedures for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

13. Upon the effectiveness of Section 203 of the Sarbanes Act, the Committee shall ensure that the lead or coordinating partner of the Company’s independent auditors is rotated at least every five fiscal years, and that any lead or coordinating audit partner has not performed audit services for the Company in each of the five previous fiscal years.

14. The Committee shall ensure that any registered public accounting firm may not provide audit services to the Company if the CEO, CFO, Controller, Chief Accounting Officer or other person serving in an equivalent capacity for the Company was employed by the registered public accounting firm and participated in the audit of the Company within one year of the initiation of the current audit.

15. The Committee shall periodically review the Company’s investment policies.

16. The Committee shall review with the General Counsel all material litigation, tax or regulatory matters involving the Company and the appropriateness of any reserves established therefor.

17. The Committee shall review all related party transactions involving the Company and its officers, directors and employees.

18. The Committee shall periodically review the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

      In carrying out its responsibilities, the Committee believes its policies and procedures should remain flexible in order that it can best react to changing conditions and environment and to assure the directors and stockholders that the corporate accounting practices of the Company are in accordance with all requirements and are of the highest quality. Notwithstanding this, the functions of the Committee are not intended to duplicate, certify or warrant the activities of management and the Company’s independent auditor.

      The adequacy of this Charter shall be reviewed by the Committee annually and this Charter shall be published as an appendix to the Company’s Proxy Statement every three years, as required by law.

PROXY

VANS, INC.
ANNUAL MEETING OF STOCKHOLDERS
OCTOBER 28, 2003
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned stockholder of VANS, INC., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Proxy Statement and the Notice of the Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held on Tuesday, October 28, 2003, at 10:00 a.m., Pacific Time, at the Sheraton Cerritos Hotel, 12725 Center Court Drive, Cerritos, California, and hereby further revokes all previous proxies and appoints Gary H. Schoenfeld and Craig E. Gosselin and each of them, as proxy of the undersigned, with full power of substitution for and in the name of the undersigned, at the Annual Meeting and any adjournments thereof with the same effect as if the undersigned were present, for the following purposes:

(Continued and to be signed on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Detach here from proxy voting card.

Mark Here for Address Change or Comments PLEASE SEE REVERSE SIDE	☐

		AUTHORITY GRANTED to vote for all nominees listed except as indicated to the contrary below	AUTHORITY WITHHELD to vote for all nominees listed			FOR	AGAINST	ABSTAIN

1. The election of the following persons as directors of the Company to serve until the next Annual Meeting of Stockholders and until their respective successors are elected and qualified:		☐	☐	2.	A non-binding resolution to re-ratify and re-approve the Vans, Inc. Stockholder Rights Plan	☐	☐	☐
				3.	The ratification of the appointment of KPMG LLP as
1. Walter E. Schoenfeld 2. James R. Sulat 3. Lisa M. Douglas	6. Gary H. Schoenfeld 7. Wilbur J. Fix 8. Kathleen M. Gardarian				the independent auditors of the Company for fiscal 2004.	☐	☐	☐
4. Charles G. Armstrong	9. Gerald Grinstein			4.	The Proxies are authorized to
5. Leonard R. Wilkens					vote upon such other
business as may properly come before the Annual Meeting.

(INSTRUCTION: To vote against any one nominee, write that nominee’s name in the space provided below.)				THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS YOU HAVE INDICATED ABOVE. IF NO INDICATION HAS BEEN MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ABOVE NOMINEES AND IN FAVOR OF THE ABOVE PROPOSALS, AND, AS THE PROXY DEEMS THE ANNUAL MEETING.

Signature(s)	Dated	, 2003

Sign exactly as your name appears on your stock certificate. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners should sign. If a corpora- tion, sign in full corporation name by president or other authorized officer. If a partnership, sign in partnership name by authorized person. Persons signing in a fiduciary capacity should indicate their full title in such capacity.

*   Detach here from proxy voting card   *

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 4:00 p.m. Eastern Time the business day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.eproxy.com/vans		1-800-435-6710
Use the Internet to vote your		Use any touch-tone telephone to		Mark, sign and date
proxy. Have your proxy card in		vote your proxy. Have your proxy		your proxy card
hand when you access the website	OR	card in hand when you call. You will	OR	and
You will be prompted to enter your		be prompted to enter your control		return it in the
control number, located in the box		number, located in the box below,		enclosed postage-paid
below, to create and submit an		and then follow the directions given.		envelope.
electronic ballot.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.